Exhibit 99.1
Press Release

Contact Information:                                                             FOR IMMEDIATE RELEASE
Mercom Capital Group, llc
Wendy Prabhu
tel:  1.602.748.1458

Texen Oil and Gas Identifies 7 Workover Candidates for Reservoir Analysis

Houston, TEXAS April 29, 2004 – Texen Oil and Gas, Inc. (OTC BB:  TXEO) is pleased to announce that Coastline Operations has identified 7 workover candidates on the company’s properties to begin reservoir analysis.  Coastline’s team of engineers has begun the engineering phase and reservoir analysis on 4 workover candidates in the Helen Gohlke field and 3 workover candidates on the Brookshire property located in the Brookshire Salt Dome.

“We are very happy with the progress of our operations since Coastline has joined our team.    Coastline brings highly seasoned engineers and geologists and has one of the best reservoir engineers in the state currently evaluating our properties.  Both the Helen Gohlke and the Brookshire property offer excellent potential for rework and this phase of engineering will help us pinpoint the best calculated potential for our next several well locations, “ states Michael Sims, Vice President of Texen Oil and Gas.

In addition, we have successfully received state approval for the Charles Kuester salt water disposal well.

About Texen Oil and Gas, Inc.
Texen Oil and Gas, Inc. is a Houston based oil and gas exploration and development (E&D) company.  The company leases approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas.   For additional information, please visit www.texenoilandgas.com.

Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

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Texen Oil and Gas, Inc. •www.texenoilandgas.com